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                                                                      EXHIBIT 99
                                                                      ----------

FOR IMMEDIATE RELEASE
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
LCC Contact:  Tricia Drennan                 Allen Telecom Contact:  Dianne McCormick
Director of Corporate Communications &       Director of Investor Relations
Investor Relations                           (216) 765-5855 (phone)
(703) 873-2390 (phone)                       (216) 765-0375 (fax)
(703) 873-2300 (fax)                         Dianne_McCormick@allentele.com
tricia_drennan@lcc.com

                 LCC INTERNATIONAL, INC. AND ALLEN TELECOM INC.

                 AGREE TO TERMINATE BUSINESS EXCHANGE AGREEMENT

MCLEAN, VA AND BEACHWOOD, OH, October 19, 1998 -- LCC International, Inc. (NASDAQ: LCCI), and Allen Telecom Inc. (NYSE: ALN), today announced that they have mutually agreed, in writing, not to proceed with the previously announced transaction for LCC to exchange its test and measurement equipment and related software analysis tools business for the engineering, software and consulting business of Allen Telecom's Comsearch division.

Dr. Rajendra Singh, interim chief executive officer of LCC said, "During the due diligence period, both parties re-evaluated the strategic nature of their respective businesses. Although our Hardware Products group has been through a tough period relative to sales and profitability, I believe that having this type of capability under our control is a strategic differentiator to our comprehensive service offerings. We will realign the Hardware Products organization along with the rest of our company in light of changing market conditions and I am convinced that we will restore the entire company's profitability to the levels that I and other shareholders expect."

Robert G. Paul, president and chief executive officer of Allen Telecom, Inc. said, "Both Allen Telecom and LCC International devoted a significant amount of effort in pursuit of an agreement. However, we came to the judgement that our shareholders would be better served by retaining our Comsearch business and focusing our efforts on maximizing the operating results of both Comsearch and the other Allen Telecom businesses."
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LCC AND ALLEN TELECOM AGREE TO TERMINATE BUSINESS EXCHANGE AGREEMENT -- 2/2/2

Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. LCC International, Inc.'s and Allen Telecom's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q contain certain detailed factors that could cause the Companies actual results to materially differ from forward-looking statements made by the Companies, including, without limitation, statements regarding future growth, the acquisition of new management talent, financial performance, strategic business partnerships, plans to expand and/or finance businesses, planned investments, costs and timetable for new product development, the health and economic stability of the world and national markets, the uncertain level of purchases by current and prospective customers of each company's products and services, the impact of competitive products and pricing, and other transactions.

LCC International, Inc. (http://www.lcc.com) is the world's largest RF engineering and wireless telecommunications consulting firm. LCC provides radio frequency (RF) engineering and network implementation services and products to the international wireless industry. Headquartered just outside Washington, D.C. in McLean, Virginia with regional headquarters and support centers in Brazil, Germany, Norway, and Singapore, the company is engaged in three areas of business: Services, Systems and Products, and Asset Management.

Allen Telecom Inc. (http://www.allentele.com) is a leading supplier of wireless equipment to the global telecommunications infrastructure market. The Worldwide Site Products Division supplies sophisticated filters, duplexers, combiners and amplifiers to an array of OEM customers. The Worldwide Systems Division focuses on providing repeaters, amplifiers and other products that enhance both the coverage and the capacity of a wireless system. The Antenna Specialists and Decibel Products divisions manufacture mobile and land based antennas in frequency bands that cover all digital and cellular networks. The Grayson Wireless division designs and manufactures test and measurement products. The Comsearch division provides engineering and design services to the wireless telecommunications industry.


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